Certain identified information has been excluded from the exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed.

FUND SERVICES AGREEMENT

between

THE NORTH COUNTRY FUNDS

and

INDEX

1. APPOINTMENT AND DELIVERY OF DOCUMENTS	1
2. DUTIES OF UFS	2
3. FEES AND EXPENSES	3
4. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4
5. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY	6
6. EXPENSES ASSUMED BY THE TRUST	7
7. REPRESENTATIONS AND WARRANTIES	7
8. CONFIDENTIALITY	8
9. PROPRIETARY INFORMATION	9
10. ADDITIONAL FUNDS AND CLASSES	9
11. ASSIGNMENT AND SUBCONTRACTING	9
12. EFFECTIVE DATE, TERM AND TERMINATION	10
13. LIAISON WITH ACCOUNTANTS/ATTORNEYS	11
14. MISCELLANEOUS	11
APPENDIX I	15
APPENDIX II	18
APPENDIX III	21
APPENDIX IV	26
APPENDIX V	34

THE NORTH COUNTRY FUNDS

FUND SERVICES AGREEMENT

THIS FUND SERVICES AGREEMENT (the “Agreement”) effective as of the 19th day of October, 2021 by and between THE NORTH COUNTRY FUNDS, a Massachusetts business trust having its principal office and place of business at 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022-3474 (the "Trust") and ULTIMUS FUND SOLUTIONS, LLC, an Ohio limited liability company having its principal office and place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (“UFS”). This Agreement replaces and supersedes all prior understandings and agreements between the parties hereto for the services described below.

WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix IV attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 10, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, the Trust desires that UFS perform the Fund Accounting, Fund Administration and Transfer Agency services selected on Appendix IV (collectively the “Services”) for the Funds and UFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Trust and UFS hereby agree as follows:

1.       APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Trust, on behalf of each Fund listed in Appendix IV attached hereto, hereby appoints UFS to provide the Services to the Trust as selected in Appendix IV attached hereto, for the period and on the terms set forth in this Agreement. UFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 and Appendix IV of this Agreement. A description of all the services offered by UFS is set forth on Appendices I – III.

(b)	In connection therewith the Trust has delivered to UFS copies of:

(i)	the Trust's Agreement, Declaration of Trust and Bylaws (collectively, the "Organizational Documents");

(ii)	the Trust's Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act (the "Registration Statement");

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(iii)	the Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)	the Trust's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(v)	each Fund’s current plan of distribution, if any, adopted by the Trust under Rule 12b-1 under the 1940 Act (the "Plan");

(vi)	the Funds’ investment advisory agreement;

(vii)	the Funds’ underwriting agreement;

(viii)	contact information for the Funds’ service providers, including but not limited to, the Funds’ administrator, custodian, transfer agent, independent auditors, legal counsel, underwriter and chief compliance officer; and

(ix)	procedures adopted by the Trust in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

(c)	The Trust shall promptly furnish UFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to UFS a copy of the resolution of the Board of Trustees of the Trust (the "Board") appointing UFS and authorizing the execution and delivery of this Agreement.

2.       DUTIES OF UFS

UFS’s duties with respect to Fund Accounting, Fund Administration and Transfer Agency services are detailed in Appendices I, II and III to this Agreement.

(a)	In order for UFS to perform the Services, the Trust (i) shall cause all service providers to the Funds of the Trust to furnish any and all information to UFS, and assist UFS as may be required and (ii) shall ensure that UFS has access to all records and documents maintained by the Trust or any service provider to the Trust or a Fund of the Trust.

(b)	UFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(c)	Whenever, in the course of performing its duties under this Agreement, UFS determines, on the basis of information supplied to UFS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, UFS shall promptly notify the Trust and its legal counsel of such violation.

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3.	FEES AND EXPENSES

(a)	Fees. As compensation for the Services provided by UFS to the Trust pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay UFS the fees set forth in Appendix IV attached hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date UFS begins providing services to a Fund. For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. UFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. UFS will bear its own expenses, in connection with the performance of the Services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under Section 3(a), the Trust agrees to reimburse UFS for all reasonable out-of-pocket expenses or advances incurred by UFS to perform the Services or otherwise with the . For reports, analyses and services requested in writing by the Trust and provided by UFS, not in the ordinary course, UFS shall charge hourly fees specified in Appendix IV attached hereto.

(c)	Fee Changes. On each anniversary date of this Agreement (determined from the agreement date for each Fund as set forth on Appendix IV), the base and/or minimum fees enumerated in Appendix IV attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. UFS Agrees to provide the Board prior written notice of any CPI increase.

(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within thirty (30) days of receipt of an invoice provided by UFS. Any fees or reimbursements due hereunder not received by its due date may be assessed interest at a rate equal to the lesser of 12% per annum or the maximum amount permitted by law.

(e)	Books and Records. The accounts, books, records and other documents (the “Records”) maintained by UFS shall be the property of the Trust, and shall be surrendered to the Trust, at the expense of the Trust, promptly upon request by the Trust in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by UFS in the performance of its duties hereunder have been fully paid to the satisfaction of UFS. UFS agrees to maintain a back up set of Records of the Funds (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. UFS shall assist the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Funds’ Records. UFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the 1940 Act

(f)	fees are specified in Appendix IV attached hereto. In addition, UFS reserves the right to charge for out-of-pocket expenses associated with the De-Conversion, as specified in Section 12(d) of this Agreement.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of UFS. The Trust shall, on behalf of each applicable Fund, indemnify and hold UFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Trust contained in this Agreement, or which arise out of the Trust’s lack of good faith, negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement. The Trust shall hold UFS harmless and UFS shall not be liable for and shall be entitled to reasonably rely

(b)	Indemnification of the Trust. UFS shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to UFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by UFS contained in this Agreement or which arise out of UFS’s lack of good faith, negligence, willful misconduct or reckless disregard of its duties with respect to UFS’s performance under or in connection with this Agreement.

(c)	Reliance. Except to the extent that UFS may be liable pursuant to Sections 4(a) and 4(b) above, UFS shall not be liable for any action taken or failure to act in good faith in reliance upon:

(ii)	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties standard operating practices;

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(iii)	any written instruction or certified copy of any resolution of the Board, and UFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by UFS to have been validly executed;

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by UFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to UFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by UFS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trust;

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to UFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by UFS to be genuine and to have been given by the proper person or persons. UFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

UFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which UFS reasonably believes in good faith to be genuine.

At any time, UFS may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by UFS under this Agreement, and UFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. UFS agrees to consult first with the Trust’s investment adviser before engaging in any non-routine legal consultation that may result in additional legal costs to the Trust.

(d)

(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to UFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event UFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by UFS and the Funds’ investment adviser.
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(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)	Notwithstanding any other provision of this Agreement, UFS’s maximum liability to a Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to such Fund. IN NO EVENT SHALL UFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR UFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

(h)	NAV Errors. If an error in pricing the NAV is equal to or greater than ½ of 1.0% of the NAV, UFS will reprocess the activity for those shareholders where the effect is $25.00 or more. If the error in pricing the NAV is less than ½ of 1.0% of the NAV and the Fund is in a net loss position because of a pricing error greater than $0.01 per share, the responsible party will reimburse the Fund for the amount of the net loss.

(i)	Definition of “NAV Difference.” For purposes of this Agreement, (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected, divided by the Recalculated NAV, (ii) NAV Differences and any UFS liability therefrom are to be calculated each time a Fund's (or class's) NAV is calculated, (iii) in calculating any NAV Difference for which UFS would otherwise be liable under this Agreement for a particular NAV error, Fund losses and gains shall be netted and (iv) in calculating any NAV Difference for which UFS would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the period shall be netted.
5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and UFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund (or Funds) to which UFS’s rights or claims relate in settlement of such rights or claims, and not to the Board or the shareholders of the Funds. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the Board of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by the Board and shareholders nor

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such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Declaration of Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Commonwealth of Massachusetts.

6.	EXPENSES ASSUMED BY THE TRUST

Except as otherwise specifically stated in this Agreement, UFS shall pay all expenses incurred by it in performing the Services under this Agreement. Each Fund of the Trust will bear out-of-pocket expenses incurred by UFS under this Agreement and all other expenses incurred in the operation of the Funds (other than those borne by the investment adviser to the Funds) including, but not limited to:

(a)	taxes;
(b)	interest;
(c)	brokerage fees and commissions, if any;
(d)	fees for Trustees who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of the investment adviser or UFS;
(e)	Securities and Exchange Commission fees (including EDGAR filing fees);
(f)	state blue sky registration or qualification fees;
(g)	advisory fees;
(h)	charges of custodians;
(i)	transfer and dividend disbursing agents' fees;
(j)	insurance premiums;
(k)	outside auditing and legal expenses;
(l)	costs of maintaining trust existence;
(m)	costs attributable to shareholder services, including without limitation telephone and personnel expenses;
(n)	costs of preparing and printing prospectuses for regulatory purposes;
(o)	costs of shareholders' reports, Trust meetings and related expenses;
(p)	Trust legal fees; and
(q)	any extraordinary expenses.

7.             REPRESENTATIONS AND WARRANTIES

(a)	Representations of UFS. UFS represents and warrants to the Trust that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Ohio;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.
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(b)	Representations of the Trust. The Trust represents and warrants to UFS that:

(i)	it is a Trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it is an open-end management investment company registered under the 1940 Act and will operate in conformance with the 1940 Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)	a registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Funds being offered for sale; and

(vi)	the Trust’s Organizational Documents, Registration Statement and Prospectus are true and accurate in all material respects and will remain true and accurate in all material respects at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

8.       CONFIDENTIALITY

UFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that UFS may:

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)	release such information as permitted or required by law or approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where UFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust and the investment adviser to the Funds.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), UFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Funds to any

7

person that is not affiliated with the Funds or with UFS and provided that any such information disclosed to an affiliate of UFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e. encrypted format).

9.       PROPRIETARY INFORMATION

(a)	Proprietary Information of UFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by UFS on databases under the control and ownership of UFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “UFS Proprietary Information”) of substantial value to UFS or the third party. The Trust agrees to treat all UFS Proprietary Information as proprietary to UFS and further agrees that it shall not divulge any UFS Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)	Proprietary Information of the Trust. UFS acknowledges that the Shareholder list and all information related to shareholders furnished to UFS by the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, "Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. In no event shall UFS Proprietary Information be deemed Trust Proprietary Information or Customer Data. UFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this section shall survive any earlier termination of this Agreement.

10.       ADDITIONAL FUNDS AND CLASSES

In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement with necessary changes made to Appendix IV; however, either UFS or the Trust may elect not to make any such series or classes subject to this Agreement.

11.       ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of UFS. UFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not

8

be affiliated persons of UFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve UFS of its responsibilities hereunder, such that UFS shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as UFS is for its own acts and omissions. UFS may pay such persons for their services, but no such payment will increase fees due from the Trust hereunder.

12.       EFFECTIVE DATE, TERM AND TERMINATION

(a)    Effective Date. This Agreement shall become effective on the date first above written and the effective date with respect to each Fund is set forth on the applicable Appendix IV attached hereto.

(b)   Term. This Agreement shall remain in effect for a period of one (1) year from the date first set forth above and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(c)    Termination. This Agreement can be terminated at the end of the initial term or subsequent renewal period upon ninety (90) days’ prior written notice by either party. Upon termination of this Agreement, UFS shall have no further obligation to provide Services to the Trust and all outstanding payments due from the Trust under this Agreement shall become immediately due and payable to UFS, including any unpaid fees earned through the date of termination and the balance of all future minimum fees due under the remaining term of this Agreement. In the event of termination, UFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to the Funds and their shareholders. Notwithstanding the foregoing, either party may terminate this agreement upon thirty (30) days’ written notice in the event of a breach. The parties have a right to attempt to cure a breach within the thirty-day notice period. If the breach is not cured within said period, then the parties hereto will submit to arbitration, in accordance with Section 14(g), below. In any event, this Agreement can be terminated at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate one or more Funds.

(d)   Reimbursement of UFS’s Expenses. If this Agreement is terminated with respect to a Fund or Funds, UFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Section 3 of this Agreement, the amount of all of UFS’s reasonable labor charges and cash disbursements for services in connection with UFS’s activities in effecting such termination, including without limitation, the labor costs and expenses associated with the de-conversion of the Trusts records of each Fund from its computer systems, and the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, UFS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession.

(e)   Survival of Certain Obligations. The obligations of Sections 3, 4, 8, 9, 12 and 13 shall survive any termination of this Agreement.

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13. LIAISON WITH ACCOUNTANTS/ATTORNEYS

(a) UFS shall act as liaison with the Trust’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. UFS shall take reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.

(b)	UFS shall act as liaison with the Trust’s legal counsel and shall take reasonable actions to ensure that necessary Fund information is made available to the Trust’s legal counsel.

14.       MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)	The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator's award is not required to include factual findings or legal reasoning; and (v) a party's right to appeal or seek modification of rulings by the arbitrator will be strictly limited.
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Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association. Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable Federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

•	The class certification is denied;
•	The class is decertified; or
•	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

To the Trust:	To UFS:
James Colantino	Ultimus Fund Solutions, LLC
President	Attn: Legal Department
The North Country Funds	4221 North 203rd Street, Suite 100
80 Arkay Drive, Suite 110	Elkhorn, NE 68022
Hauppauge, NY 11788	legal@ultimusfundsolutions.com
jcolantino@ultimusfundsolutions.com

With a copy to:
Brian D. McCabe, Esq.
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Brian.McCabe@ropesgray.com
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(j)	Safekeeping. UFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by UFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(l)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature page follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

THE NORTH COUNTRY FUNDS ULTIMUS FUND SOLUTIONS, LLC

By: _________________________ By: _______________________

James Colantino Gary Tenkman

President Chief Executive Officer

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APPENDIX I

Fund Accounting Services

With respect to each Fund electing Fund Accounting Services, UFS shall provide the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Agreement and Declaration of Trust, Bylaws, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus, transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Trust and its transfer agent;

2)	Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

3)	Prepare and maintain on behalf of the Trust, books and records of each Fund, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of UFS’s Fund Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and UFS. Without limiting the generality of the foregoing, UFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:
a.	Cash receipts journal
b.	Cash disbursements journal
c.	Dividend record
d.	Purchase and sales - portfolio securities journals
e.	Subscription and redemption journals
f.	Security ledgers
g.	Broker ledger
h.	General ledger
i.	Daily expense accruals
j.	Daily income accruals
k.	Securities and monies borrowed or loaned and collateral therefore
l.	Foreign currency journals
m.	Trial balances

4)	Make such adjustments over such periods as the Trust’s administrator deems necessary, and communicates to UFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)	Provide the Trust and, each investment adviser serving as an investment adviser for a Fund with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

6)	Provide all raw data available from its mutual fund accounting system for the Funds’ investment adviser or the administrator to assist in preparation of the following:
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a.	Semi-annual financial statements;
b.	Annual form N-CEN and annual tax returns;
c.	Financial data necessary to update form N-1A; and
d.	Annual proxy statement.

7)	Provide facilities to accommodate an annual audit by the Trust’s independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)	Transmit to and receive from the Trust’s transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

9)	Periodically reconcile all appropriate data with the Trust’s custodian;

10)	Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements; and

11)	Maintain controls and procedures designed to insure that information required to be disclosed by the Trust in its reports under the Exchange Act of 1934 is processed in an accurate and timely manner for communication to the Trust’s management, including its principal executive and financial officers. The following items are the primary sources of controls and procedures:

•	Statement of Auditing Standards (“SAS”) 70 – A SAS 70 is provided by an independent auditor for the fund accounting and transfer agent services at UFS. The documents contain many of the controls and procedures implemented at UFS and are utilized by outside vendors.

•	Daily reconciliations – A comprehensive accounting package is prepared by fund accounting on a daily basis and reviewed by supervisory staff. Some of the reconciliations are: cash, capital stock receivable/payable, capital shares outstanding, income and expense proofs. All discrepancies are fully investigated and resolved in a timely manner.

•	Weekly reconciliations – The security positions of the funds are reconciled to the custodian bank on a weekly basis. All discrepancies are fully investigated and resolved in a timely manner.

•	Monthly management report - A monthly report containing various reconciliations, accounting reports, compliance testing and blue sky material is prepared for and provided to UFS management and the Trust. Any matters of concern identified in the report are discussed with the Trust’s chief executive and financial officers.

•	Financial statement review – A comprehensive audit package is prepared for semi and annual reports. A member of the management personnel of UFS reviews the financial statements. A committee of management personnel (“the Committee”) reviews semi-annual reports. The Committee consists of senior management of the legal, administration and accounting departments of UFS. After meeting, the Committee reports its findings to the chief executive and financial officers of the Trust. The annual reports are reviewed by an outside auditing firm, which prepares an opinion on the report.
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•	Post-filing evaluations – The Committee, together with the Trust’s chief executive and financial officers, reviews the effectiveness of the design and operation of the disclosure controls and procedures within 90 days of the filing of each report requiring certification by the issuer under Investment Company Act Rule 30a-2.

•	Yearly evaluations – The Committee, together with the Trust’s chief executive and financial officers, evaluates the effectiveness of the operation of the disclosure controls and reviews the number of reconciliations and issues arising from such reconciliations. Such analysis is used to identify the need to modify or enhance the controls and procedures process.

Fund Accounting Records.

Maintenance of and Access to Records. UFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of UFS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during UFS’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by UFS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of UFS’s obligations hereunder, UFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by UFS under this Agreement.

Inspection of Records. In case of any requests or demands for the inspection of the records of the Trust maintained by UFS, UFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. UFS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that UFS may grant the inspection without instructions from the Trust if UFS is advised to disclose by its legal counsel.

All out-of-pocket expenses will be billed as set forth on Appendix IV. UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Accounting Services. Any modification of the Fund Accounting Services provided by UFS as set forth in this Appendix I shall be delivered to the Trust in writing.

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APPENDIX II

Fund Administrative Services

With respect to each Fund electing Fund Administrative Services, UFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Agreement and Declaration of Trust Bylaws, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Provide persons suitable to the Board to serve as officers of the Trust and provide the Trust with the adequate general office space, communication facilities and personnel sufficient to perform the services for the Trust described in this Appendix II;

2)	Monitor the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Trust;

3)	Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Adviser and each sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable;

4)	Prepare and coordinate the printing of semi-annual and annual financial statements;

5)	Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and UFS from time to time;

6)	In consultation with legal counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and UFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

7)	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;

8)	Review the Trust's federal, state, and local tax returns as prepared and signed by the Trust's independent public accountants;

9)	Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

10)	In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:
a.	amendments to the Trust’s Registration Statement on Form N-1A;
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b.	periodic reports to the Trustees, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;
c.	notices pursuant to Rule 24f-2;
d.	proxy materials; and
e.	reports to the SEC on Forms N-SAR, N-CEN, N-CSR, N-Q, N-PORT, N-23c-3 and N-PX (as applicable).

11)	Coordinate the Trust's audits and examinations by:
a.	assisting each Fund’s independent public accountants, or, upon approval of the Trust, any regulatory body, in any requested review of a Fund’s accounts and records;
b.	providing appropriate financial schedules (as requested by a Fund’s independent public accountants or SEC examiners); and
c.	providing office facilities as may be required.

12)	Determine, after consultation with legal counsel for the Trust and the Funds’ investment adviser, the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

13)	Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

14)	Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

15)	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

16)	Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

17)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

18)	Upon request, assist the Trust in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of UFS);

19)	Perform other services, recordkeeping and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

All out-of-pocket expenses will be billed as set forth on Appendix IV. UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Administrative

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Services. Any modification of the Fund Administrative Services provided by UFS as set forth in this Appendix II shall be delivered to the Trust in writing.

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APPENDIX III

Transfer Agency Services

With respect to each Fund electing Transfer Agency Services, UFS (i) shall be appointed as the Trust's transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) and (ii) shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Agreement and Declaration of Trust Bylaws, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:

a.	maintaining all Shareholder accounts;
b.	preparing Shareholder meeting lists;
c.	preparing and certifying direct Shareholder lists in conjunction with proxy solicitations;
d.	preparing periodic mailing of year-end tax and statement information;
e.	mailing Shareholder reports and prospectuses to current Shareholders;
f.	withholding taxes on U.S. resident and non-resident alien accounts;
g.	preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders;
h.	preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; and
i.	providing account information in response to inquiries from Shareholders.

2)	Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Funds authorized by the Board (the “Custodian”); or, in the case of Funds operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

3)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

4)	Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian or, in the case of Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

5)	As and when a Fund receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as
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required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

6)	Effecting transfers of Shares upon receipt of appropriate instructions from Shareholders;

7)	Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

8)	Preparing and transmitting to Shareholders (or crediting the appropriate Shareholder accounts) payments for all distributions and dividends declared by the Trust with respect to Shares of each Fund;

9)	Receiving from Shareholders and/or debiting Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and preparing and transmitting payments to underwriters, selected dealers and others for commissions and service fees received and providing necessary tracking reports to the Funds and/or the Funds’ principal underwriter;

10)	Recording the issuance of shares of a Fund and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, issued and outstanding;

11)	Providing the Trust on a regular basis with each Fund’s total number of shares that are authorized and issued and outstanding;

12)	Track shareholder accounts by financial intermediary source and otherwise as requested by the Trust and provide periodic reporting to the Trust or its administrator or other agent;

13)	Maintain records of account for and provide reports and statements to the Trust and Shareholders as to the foregoing; and

14)	Provide a system which will enable the Trust to calculate the total number of Shares of each Fund and Class thereof sold in each State.

Blue Sky Matters.

The Trust or its administrator or other agent:

a.	shall identify to UFS in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction, as applicable (collectively “States”); and
b.	shall monitor the sales activity with respect to Shareholders domiciled or resident in each State.

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Issuance of Shares.

UFS, in its capacity as transfer agent, shall make original issues of Shares of each Fund in accordance with the Funds’ Prospectus, only upon receipt of:

a.	instructions requesting the issuance,
b.	a copy of a resolution of the Board authorizing the issuance,
c.	necessary funds for the payment of any original issue tax applicable to such Shares, and
d.	an opinion of the Trust’s legal counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Trust of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If such opinion is contingent upon a filing under Section 24 of the 1940 Act, the Trust shall indemnify UFS for any liability arising from the failure of the Trust to comply with such section or the rules thereunder.

The responsibility of UFS for each Fund’s state registration status is solely limited to the reporting of transactions to the Trust, and UFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund, its distributor or other agent.

Transfer of Shares.

Transfers of Shares of each Fund shall be registered on the Shareholder records maintained by UFS. In registering transfers of Shares, UFS may rely upon the Uniform Commercial Code as in effect in the State of Ohio or any other statutes that, in the opinion of UFS’s legal counsel, protect UFS and the Trust from liability arising from:

a.	not requiring complete documentation;
b.	registering a transfer without an adverse claim inquiry;
c.	delaying registration for purposes of such inquiry; or
d.	refusing registration whenever an adverse claim requires such refusal.

As transfer agent, UFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after UFS or its agent receives either:

a.	an instruction directing investment in a Fund, a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and in the case of an initial purchase, a completed account application; or
b.	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.
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Distribution Eligibility.

Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

Determination of Federal Funds.

Shareholder payments shall be considered “Federal Funds” no later than on the day indicated below unless other times are noted in the Prospectus:

a.	for a wire received, at the time of the receipt of the wire;
b.	for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and
c.	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as UFS is credited with Federal Funds with respect to that check.

Lost Shareholders.

UFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) of the Securities Exchange Act of 1934, including, but not limited to, those set forth below. UFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;
b.	execution of required searches;
c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
d.	preparation and submission of data required under the Lost Shareholder Rules.

Anti-Money Laundering (“AML”) Delegation.

The Trust hereby delegates to UFS certain AML duties under this Agreement as permitted by law and pursuant to the Trust’s Anti-Money Laundering Policies and Procedures, which are set forth in Appendix V, as may be amended from time to time. In consideration of the performance of the duties by UFS pursuant to this Section, the Trust agrees to pay UFS for the reasonable out-of-pocket administrative expenses that may be associated with such additional duties.

Anti-Identity Theft Delegation.

To the extent that the Funds have covered accounts that allow redemption proceeds to go to third parties, UFS will assume Anti-Identity Theft monitoring duties for the Funds under this Agreement, pursuant to legal requirements, beginning August 1, 2009. Any out of pocket expenses occurred in this regard are due and payable by the Funds.

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Rule 22c-2 Compliance.

Rule 22c-2 under the 1940 Act requires that a fund’s principal underwriter or transfer agent enter into a shareholder information agreement with any financial intermediary or its agent where, through itself or its agent, purchases or redeems shares directly from a fund, its principal underwriter or transfer agent, or through a registered clearing agency. The Trust shall ensure that its principal underwriter enters into such agreements, which permits UFS as transfer agent to request information from such financial intermediaries to insure that the Trust’s procedures are being followed with respect to market timing and, where applicable, early redemption fees. The Trust’s procedures in this regard would trigger the information requests, under certain conditions, with respect to said financial intermediaries’ omnibus accounts in the respective Fund.

Processing through the National Securities Clearing Corporation (the “NSCC”).

UFS will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by UFS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by UFS; (ii) issue instructions to the Trust’s Custodian for the settlement of transactions between the Funds and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts through Networking.

Transfer Agency Records.

UFS shall maintain the following shareholder account information:

  name, address and United States Tax Identification or Social Security number;
  number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
  historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder’s account;
  any stop or restraining order placed against a Shareholder’s account;
  any correspondence relating to the current maintenance of a Shareholder’s account;
  information with respect to withholdings; and
  any information required in order for UFS to perform any calculations by this Agreement.

All out-of-pocket expenses will be billed as set forth on Appendix IV. UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Transfer Agency Services. Any modification of the Transfer Agency Services provided by UFS as set forth in this Appendix III shall be delivered to the Trust in writing.

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APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

This Appendix IV is part of the Fund Services Agreement (the “Agreement”), dated October 19, 2021, between The North Country Funds (the “Trust”) and Ultimus Fund Solutions, LLC (“UFS”). Set forth below are the Services elected by the Funds identified on this Appendix IV along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have meanings ascribed to them in the Agreement.

EFFECTIVE DATE

The Effective Date for the Funds set forth on this Appendix IV is October 19, 2021.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name
The North Country Large Cap Equity Fund
The North Country Intermediate Bond Fund

Funds with the same investment adviser are collectively referred to as a “Fund Family.”

SELECTED SERVICES and FEES

The Fund(s) shall pay to UFS the following fees: [Omitted]

Fund Accounting Fees

1.	Base annual fee (per Fund): [Omitted]

Funds with multiple share classes will be assessed an additional [Fee] for each share class above one. Fund Accounting Fees for global funds, defined as funds processing more than 25% in non-domestic assets, will be charged an additional [Fee].

The base annual fee is subject to a [Fee] per Fund.

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2.	Price Quotes. The charges for securities/commodity price quotes are determined by UFS’s cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

[Omitted]

3.	Additional Charges.
a.	Out-of-pocket expenses. The Fund(s) shall reimburse UFS for all out-of-pocket expenses incurred by UFS to provide the Services to the Fund(s).
b.	Manual processing fee. The Fund(s) shall pay an additional charge [Fee] for portfolios that transmit daily trades via facsimile as opposed to utilizing an electronic format.
c.	SSAE 18 expense. Each Fund shall pay its allocated portion of the UFS annual SSAE 18 review.
d.	Fund Accounting Data De-Conversion fee. Each Fund shall pay a Fund Accounting record data de-conversion fee in the amount of [Fee] upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Fund Administration Fees

1.	Base annual fee (per Fund): [Omitted]

The base annual fee is subject to a [Fee] per Fund.

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2.	State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay UFS the following fees per state registration:

[Omitted]

3.	Additional Charges.
a.	Out-of-pocket expenses. The Fund(s) shall reimburse UFS for all out-of-pocket expenses incurred by UFS to provide the Services to the Fund(s).
b.	FIN 48 Compliance fee. Each Fund shall pay UFS [Fee] for FIN 48 Compliance.
c.	Fund Administration Data De-Conversion fee. Each Fund shall pay a Fund Administration record data de-conversion fee in the amount of [Fee] upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.
d.	Reporting Modernization fees. Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from UFS:

[Omitted]

Transfer Agency Fees

1.	Base annual fee: [Omitted]

The base annual fee is subject to an [Fee] per Fund share class.

2.	General Activity Charges:

[Omitted]

Check this box to elect 24 Hour Automated Voice Response

[Omitted]

3.	Web Package Fees:

[Omitted]

4.	Additional Charges:
a.	Transfer Agency De-Conversion fee. The Trust shall pay a Transfer Agency record data de-conversion fee in the amount of [Fee] upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.
b.	Rule 22c-2 compliance fee. The Trust shall pay a [Fee] for Rule 22c-2 compliance per Fund Family, plus an additional [Fee] per Fund (these fees are waived where Rule 22c-2 compliance is handled by the Trust’s investment adviser).

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

[Omitted]

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Out -of-pocket Expenses

The Trust shall reimburse UFS for all out-of-pocket expenses incurred by UFS when performing Services under this Agreement, including but not limited to the following:

o Anti-ID Theft Monitoring	o Pro rata portion of annual SSAE 18 review
o Bank Account and other Bank Fees	o Proxy Services
o Customer Identification/AML Program Costs	o Record Storage
o Fund Stationery and Supplies	o Regulatory fees and assessments
o Locating Lost Shareholders/Escheatment Costs	o State and Federal filing fees and assessments
o NSCC Charges	o Tax Reporting
o Postage	o Telephone and Toll Free Lines
o Pre and Post Sale Fulfillment	o Travel Requested by the Trust
o Printing Fund Documents

Signature page follows

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IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV to the Fund Services Agreement effective as of October 19, 2021.

THE NORTH COUNTRY FUNDS By: /s/ James R. Colantino James Colantino President	ULTIMUS FUND SOLUTIONS, LLC By: /s/ Gary Tenkman Gary Tenkman Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) UFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) UFS's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any UFS employees who are involved in the procurement of the Services under this Agreement then UFS may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of UFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to UFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

North Country Investment Advisers, Inc.

c/o Glens Falls National Bank

250 Glen Street

Glens Falls, NY 12801

By: /s/ Michael Mihaly

Name: Michael Mihaly

Title: President

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Shareholder Desktop Web Package

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

Fund Administrator
Broker/Dealer
Broker/Dealer Branch
Registered Representative
Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

Portfolio Summary
Account Position
Transaction History
General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

Exchanges
Purchases
Redemptions
Prospectus and SAI Access

Account Maintenance

Change of Shareholder Information
o	Address
o	Phone Number
o	Email Address

Online Statement Access

Quarterly Statements and Confirms
Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)
o	Statements
o	Confirms
o	Regulatory Mailings

Shareholder Desktop Online New Accounts

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.
E-Signature capability

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Fund Data Web Package

Performance Web Page

  Comprehensive performance report hosted by UFS
    Fund performance updated nightly
    Up to 20 indexes available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel
    Growth of $10,000 graph available

Holdings web page

  Fund holding updated periodically to meet fund disclosure rules hosted by UFS
    Fund holding updated periodically to meet fund disclosure rules
    Top ten report available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

  Provides historical NAV information for a specified period of time and for a specified fund
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

  Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
    Request is automatically routed online to the Shareholder Services Team at UFS for processing
    Reporting of Fulfillment requests made online or via phone available via UFS Reporting Services Tool.

UFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)

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APPENDIX V

The USA PATRIOT Act of 2001 (the “Act”) requires that financial institutions, including investment companies, establish anti-money laundering programs. It is the policy of The North Country Funds (the “Fund”) to conduct its business in a manner consistent with applicable laws and regulations designed to combat money-laundering activities and to take the necessary steps to ensure that service providers comply with these laws and regulations in their performance of services for the Fund.

In order to achieve these objectives, the Fund has adopted this Anti-Money Laundering Program (“Program”), including the following policies and procedures reasonably designed to prevent and detect money laundering activities and to ensure that the Fund can have a reasonable belief that it knows the identity of each person or entity opening an account with the Fund.

Compliance Officer

The Fund will appoint a compliance officer to implement and monitor the Program (“AML Compliance Officer”). The AML Compliance Officer will report to the Fund’s Board no less frequently than annually regarding the operation and implementation of this Program. In addition, the AML Compliance Officer will furnish such other reports regarding this Program as the Board may from time to time require.

Policies, Procedures and Controls

The Fund conducts all activities through its service providers, some of which are also financial institutions subject to the Act. The service providers have direct contact with investors, by opening accounts and/or accepting or processing payments in connection with the purchase and/or redemption of Fund shares, and managing the investment and reinvestment of Fund assets. Therefore, it is appropriate that the Fund delegate the enforcement of its policies to its service providers. The Fund will regularly evaluate the anti-money laundering and customer identification practices performed for it by its service providers to whom it has delegated such activities.

A.       Anti-Money Laundering

It is the policy of the Fund that it will not accept cash, money orders, cashier’s checks or similar cash equivalents. Wire transfers to the Fund’s custodian will only be accepted from legitimate financial institutions. Wires from unknown sources will be returned. Any suspicious activity will be reported to the AML Compliance Officer, who will determine the appropriate response.

The Fund’s service providers must establish appropriate anti-money laundering compliance programs reasonably designed to prevent and detect money laundering activities, including, as appropriate:

•	detecting and reporting suspicious activities;
•	complying with “know your customer” requirements;
•	monitoring high-risk accounts;
•	maintaining required records;
•	providing for proper supervision and training of personnel; and
•	adopting adequate policies, procedures and internal controls, including internal auditing procedures, reasonably designed to ensure compliance.
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B.       Customer Identification

Pursuant to Section 326 of the Act, the Fund requires that each service provider must have a Customer Identification Program (“CIP”) designed to ensure the identity of any person opening a new account with the Fund (a “Customer”), which will include:

•	risk-based procedures to verify the identity of each Customer to the extent reasonable and practicable, such that the Fund may have a reasonable belief that it knows the true identity of each Customer;
•	before opening an account, obtain a Customer’s name, date of birth (for an individual), address, and identification number1;
•	procedures to verify the identity of a Customer within a reasonable time after the account is opened;
•	procedures for maintenance of records relating to Customer identification and supporting the verification; and
•	procedures to determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators, within a reasonable period of time after the account is opened.

For purposes of verifying the identity of a Customer, a service provider may rely on documents, so long as, based on that information, the service provider and the Fund can form a reasonable belief that it knows the identity of the Customer, including:

•	an individual’s unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver’s license or passport); or
•	documents showing the existence of an entity, such as certified articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument.

To the extent that the Customer’s identity cannot be verified by relying on documents, other methods may be used, including, (i) contacting a Customer; (ii) independently verifying the Customer’s identity through the comparison of information provided by the Customer with information obtained from a consumer reporting agency, public database, or other source; (iii) checking references with other financial institutions; and (iv) obtaining a financial statement.

In the event that a service provider is not able to verify the identity of a Customer sufficiently that the Fund can form a reasonable belief that it knows the true identity of a Customer, then the Fund may, as appropriate:

•	not open an account for the Customer;
•	apply limited terms under which a Customer may use an account until the Customer’s identity is verified;
•	close an account, after attempts to verify a Customer’s identity have failed; or
•	file a Suspicious Activity Report in accordance with applicable law and regulation, regarding the Customer.

1 An identification number may be, a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

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The Fund will provide Customers with adequate notice that the Fund is requesting information to verify their identities. The notice will be included in the application or the prospectus, or a document accompanying the application or prospectus provided it is reasonably designed to ensure that the customer views or otherwise receives the notice before opening the account (i.e., no later than trade date).

The Fund will inform appropriate service providers of these responsibilities and may contractually obligate appropriate service providers to comply with all applicable laws and regulations designed to guard against money laundering activities and to identify the identity of Customers. The Fund shall apply a risk-based approach in determining the level of oversight required for each of its service providers. Factors relevant to this determination include:

whether the service provider is itself a financial institution subject to the Act;

the jurisdiction in which the service provider conducts its business;

the nature of the services provided to the Fund, including the level of contact with Fund investors; and

whether and to what extent the service provider has certified to the Fund its compliance with the Act.

Training

The Compliance Officer and any other officer of the Fund involved in the implementation and operation of this Program, as deemed necessary, shall receive appropriate, ongoing training designed to address anti-money laundering activities relevant to the Fund and applicable anti-money laundering laws and regulations.

Independent Audit

An independent audit of this Program shall be conducted annually to review this Program for compliance with current regulatory requirements and to test the Fund’s compliance with this Program. The audit may be performed by qualified internal audit staff, or by an outside party. Any recommendations resulting from such audit will be promptly implemented or considered by the Fund’s Board.

Recordkeeping

The Fund shall, for a period of not less than six years, maintain copies of all records and communications, including training materials, as are reasonably necessary to document the implementation and operation of this Program.

The Fund’s CIP requires that records of information be retained that describes and identifies:

•	information obtained about a customer (i.e., a Customer’s name, date of birth (for an individual), address, and identification number);
•	documents relied upon to verify the Customer’s identity;
•	methods and results of any measures undertaken to verify the identity of the customer; and
•	the resolution of any substantive discrepancy discovered when verifying the identifying information obtained.
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Records regarding information obtained about a customer must be retained for a period of five years after the date the Customer’s account is closed. Information regarding the verification of the Customer’s identity by the service provider or the Fund must be retained for five years after the record is made.

Records may take the form of memoranda, e-mails, audit reports, certificates from service providers or other information that documents the operation of this Program.

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Exhibit A

Anti-Money Laundering (“AML”) Audit Questionnaire

Purpose:

To satisfy the requirements of Title III of the PATRIOT Act (referred to as the Money Laundering Abatement Act), the Fund must establish and implement an AML program. The Fund may delegate the implementation and operations of its AML program to its service providers such as the Fund’s transfer agent (“TA”). However, the Fund remains responsible for ensuring compliance and, therefore, must actively monitor the operation of its AML compliance program. The Fund must appoint an AML Auditor, who may be a qualified in-house person, provided such person is not involved in the operation or oversight of the Fund’s AML compliance program. The AML Auditor must conduct an annual audit of the compliance program. To satisfy the audit requirement, the Auditor should examine the TA’s systems for AML compliance consistent with the Fund’s AML Policies and Procedures. Following the audit, the Auditor should prepare a written report and any recommendations should be promptly implemented or submitted to the Fund’s Board of Trustees for consideration. The following is a questionnaire to help the AML Auditor conduct the audit with the Fund’s TA.

Part One — Statement of Policy, Procedures, and Controls

The TA should have a copy of the Fund’s AML Policy and Procedures. In addition, the TA should also have its own AML policy, internal procedures, and controls consistent with the Fund’s AML policy and AML laws. The TA’s policy and procedures should ensure that the Fund can be reasonably expected to verify the identity of customers, and can detect, deter, and cause the reporting of any violation of AML laws.

(1)        Does the TA have a copy of the Fund’s official AML Policy and Procedures? Is it readily accessible to the TA’s Compliance Officer and staff?

(2)       Does the TA have a written statement of its own AML policy and a description of its own AML compliance program?

(3)       Does the TA have written guidelines explaining what controls and procedures it has in place to detect, deter, and cause the reporting of any violations of AML laws and the Fund’s Policy?

☐ Review internal procedures and controls for the following:

Designation of responsible and accountable personnel

Definition of suspicious or unusual activity that suggests possible money laundering—“red flags”

Frequency of detection procedures

Detail and clarity of procedure documentation

Availability of guidelines and assistance

☐ Interview Compliance Officer and support staff

☐	Confirm communication procedures between the TA and the Fund, and with the appropriate authorities

☐ Review sample AML records for the Fund

(4)       Does the TA have recordkeeping policies and procedures that are consistent with the Fund’s AML Policy?

☐	Review recordkeeping policies and procedures, including document retention and destruction policies

☐ Review samples of required AML records and reports for the Fund

(5)       Does the TA have procedures and plans to test the effectiveness of the detection and reporting procedures?

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Part Two — Personnel and Training

Each TA should provide notice and training for personnel responsible for implementing its AML compliance program.

(1)       Does the TA have an AML Compliance Officer responsible for implementing and monitoring day-to-day operations of the internal controls and procedures?

☐ Review with the Compliance Officer his or her duties:

•	Develop communication and training tools for employees
•	Regularly assist in helping to resolve or address heightened scrutiny and “red flag” issues
•	Ensure AML records are maintained properly and Suspicious Activity Reports (“SARs”) are filed as required
•	Be the primary contact for the firm on AML compliance implementation and oversight
•	Report to an officer of the Fund on AML compliance issues

(2)       Has the TA assigned to its employees appropriate responsibilities for implementing the Fund’s AML policy?

☐ Review tasks assigned to appropriate personnel

☐	Confirm that employee responsibilities for AML compliance is delineated and documented

(3)       Does the TA provide on-going AML training for appropriate personnel?

☐ Review AML training material and its distribution to personnel

☐	Interview managers and supervisors with respect to the sufficiency of the materials

☐ Confirm personnel’s understanding of their roles in AML compliance efforts

☐	Confirm personnel’s understanding of money laundering “red flags” and other signs of money laundering that could arise during the course of their duties

☐ Confirm personnel’s understanding of what to do once a risk is identified

(4) Does the TA maintain an independent audit function or have a Compliance Auditor to test the viability of compliance?

☐	Interview internal audit staff members (smaller sized firms may consider using an outside party)

☐ Review audit plan and reporting structure

☐ Discuss interface between internal audit staff and outside auditors

☐ Review reports provided by independent accountants for the current year

(5)       Does the TA separate the duties of employees, to the extent possible, so as to ensure a system of checks and balances? For example, are the persons who handle cash separate from those who open accounts.

(6)       Can the TA’s employees report suspected violations of AML laws, compliance program procedures and policies confidentially and without fear of retaliation?

☐ Confirm details of reporting structure and procedures

(7)       Does the TA have high-level personnel who can be held accountable for failure to effectively implement the compliance program?

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Part Three — Customer Identification Programs (“CIPs”)

The Fund and the TA should have “reasonable procedures” in place to verify the identity of customers opening accounts, maintain records used to identify the customer, and consult with the government’s lists of known or suspected terrorists.

The CIP should include risk-based procedures for verifying the identity of each customer to the extent possible—so the Fund can form a reasonable belief that it knows the “true identity” of each customer.

(1)       Does the TA have written policies and procedures regarding CIPs?

☐	Confirm that the verification procedures are based on an assessment of relevant risk factors, such as
•	The manner in which the account was opened
•	The manner in which shares are distributed
•	The manner in which shares, sales and exchanges are executed
•	The various types of accounts the Fund maintains
•	The various types of identifying information available, and
•	The Fund’s customer base

(2)       Does the TA require the following information before opening an account:

☐ Customer’s name, residence, and date of birth

☐ Customer’s identification number

•	Social security number
•	Tax identification number
•	Passport number and country of issuance
•	Alien identification number

☐ Signature of a supervisor who accepts the account

(3)       If the customer is a corporation, partnership, or other legal entity, does the TA record the names of persons authorized to transact business on behalf of the entity?

(4)       Does the TA make reasonable efforts to verify the identity of customers (name, address, date of birth, government ID number) seeking to open an account, either at the time the account is opened or shortly thereafter?

☐ Review procedures used to verify the identity of the customer. Examples:

•	Documents: a driver’s license, passport, government identification, or an alien registration card. Note: unless there is obvious indications of fraud, the Fund/TA is not required to take steps to determine the validity of the issuance.
•	Documents: a certificate of incorporation, a business license, any partnership agreements, any corporate resolutions, or other similar documents
•	Non-documentary: databases, such as Equifax, Experion, Lexis/Nexis, or other in-house or custom databases
•	Other non-documentary: contact the customer; check references with other financial institutions

☐ Review procedures for using non-documentary verification when

•	An individual is unable to present an unexpired identification that bears a photograph or similar safeguard
•	The Fund/TA is not familiar with the documents presented
•	The account is opened without obtaining documents

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☐	Review procedure to check that the customer does not appear on any list of known or suspected terrorists or terrorist organizations, such as lists created by the Department of Treasury’s Office of Foreign Assets Control (“OFAC”)
☐	Review customer identification records, which must be kept for five years after the account is closed
☐	Review records of verification information, which must be kept for five years after the record is made
•	Include a description or a copy of any document used to verify the identity of the customer
•	Include a description of methods used
•	Include records used to describe the resolution of “substantive” discrepancies discovered while verifying the identifying information

(5)       Does the Fund and its TA have procedures in place when it cannot verify the true identity of the customer? The procedures should describe:

•	When the Fund should not open an account
•	The terms under which a customer may use the account while the Fund/TA attempts to verify the customer’s identity
•	When the Fund should file a SAR
•	When the Fund should close an account after attempts to verify the customer’s identity have failed

(6)       Does the TA perform additional due diligence when opening an account, such as:

Inquire about the source of the customer’s assets and income so as to determine if the inflow and outflow of money and securities is consistent with the customer’s financial status

Inquire about the customer’s employer

Gain an understanding of the customer’s investment pattern so as to identify any deviations

Require customers to provide the street address to open an account and not simply a post office address

Periodically contact businesses and other organizations to verify the accuracy of the address, place of business, telephone, and other identifying information

Conduct credit history and criminal background checks through available vendor databases

(7)       Does the TA screen for foreign accounts?

☐ Review foreign accounts in the records

☐ Review procedures for identifying, closing, and rejecting foreign accounts.

Part Four — Cash Transactions, SARs, “Red Flags”

Your TA should follow the Fund’s AML Policy when accepting transactions involving cash and cash equivalents.

The Fund and the TA should also conduct reviews of transaction activities so that it may report suspicious activities to FinCEN. The TA should file a SAR (and in some circumstances notify law enforcement authorities) for all transactions that raise a reasonable suspicion that proceeds of criminal, terrorist, or corrupt activities may be involved. SARs must be reported when the TA detects any known or suspected federal criminal violation, or the TA knows, suspects, or has reason to suspect that the transaction:

-- Involves funds related to illegal activity,

-- Is designed to evade the regulations, or

-- Has no business or apparent lawful purpose, and the TA knows of no reasonable explanation for the transaction after examining the available facts, including the background and possible purpose of the transaction.

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The TA needs to look for signs of suspicious or unusual activity that suggest money laundering—“red flag.” Once a “red flag” is detected, the TA should perform additional due diligence before proceeding with the transaction.

(1)	Does the TA follow the Fund’s check/cash acceptance policies?
•	Reject third party checks
•	Reject cash, money orders, cashier’s checks and similar cash equivalents

(2)       Does the TA monitor account activities with an automated system that tracks:

•	The flow of money in and out of the account
•	The types, amounts, and frequency of different financial instruments deposited and withdrawn from the account
•	Origin of deposits and destination of withdrawals

(3)       Does the TA monitor and perform additional due diligence after a “red flag” is spotted? Non-exhaustive list of “red flags”:

The customer exhibits unusual concern regarding the firm’s compliance with government reporting requirements and the firm’s AML policies, particularly with respect to the customer’s identity, type of business, and assets

The customer is reluctant or refuses to reveal any information concerning business activities, or furnishes unusual or suspect identification or business documents

The customer wishes to engage in transactions that lack business sense or apparent investment strategy

The information provided by the customer that identifies a legitimate source of funds is false, misleading, or substantially incorrect

Upon request, the customer refuses to identify or fails to indicate any legitimate source for funds and other assets

The customer (or a person publicly associated with the customer) has questionable background or is the subject of news reports indicating possible criminal, civil, or regulatory violations

The customer exhibits a lack of concern regarding risks, commissions, or other transaction costs

The customer appears to be acting as an agent for an undisclosed principal, but declines or is reluctant, without legitimate commercial reasons, to provide information or is otherwise evasive regarding the person or entity

The customer has difficulty describing the nature of his or her business or lacks general knowledge of his or her industry

The customer attempts to make frequent or large deposits of currency, insists in only dealing in cash equivalents, or asks for exemptions from the firm’s policies relating to the deposit of cash and cash equivalents

The customer engages in transactions involving cash or cash equivalents or other monetary instruments that appear to be structured to avoid the $10,000 government reporting requirements, especially if the cash or monetary instruments are in amounts just below reporting or recording thresholds

For no apparent reason, the customer has multiple accounts under a single name, or multiple names, with large numbers of inter-account or third-party transfers

The customer is from, or has accounts in, a country identified as a non-cooperative country or territory by the Financial Actions Task Force (FATF)

The customer’s account has unexplained or sudden extensive wire activity, especially in accounts that had little or no previous activity

The customer’s account has a large number of wire transfers to unrelated third parties inconsistent with the customer’s legitimate business purpose

The customer’s account has wire transfers that have no apparent business purpose or to or from a country identified as a money laundering risk

The customer’s account indicates large or frequent wire transfers, immediately withdrawn by check or debit card without any apparent business purpose

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The customer makes a fund deposit followed by an immediate request that the money be wired out or transferred to a third party, or to another firm, without any apparent business purpose

The customer makes a fund deposit for the purpose of purchasing a long-term investment followed shortly thereafter by a request to liquidate the position and transfers the proceeds out of the account

The customer requests that a transaction be processed in such a manner as to avoid the firm’s normal documentation requirements

The customer’s account has inflows of funds or other assets well beyond the known income or resources of the customer

The customer changes or corrects his or her identifying information, such as name and address, within thirty days of opening an account

The customer redeems the account within thirty days of account establishment

☐	Review samples reports of “red flags,” e.g. reports of accounts where the customer redeems the account within thirty days of account establishment.

(4)       How are “red flags” detected, e.g. is there an “unusual activities warning system” in place? Does the TA have procedures that follow-up to detected “red flags?”

(5)       Does the TA have administrative procedures for filing SARs with FinCEN? Does the TA review SARs filings and the frequency of filings to detect continuous suspicious activity?

(6)       Does the TA review accounts to identify those established by known offenders (i.e. parties who have attempted or committed prior acts of fraud) and, once identified, flag or freeze such accounts?

☐ Check whether known offender database is accessible to AML staff

☐ Review database “hits” for sample period

☐ Interview database operator and manager for security access procedures

(7)       Does the TA report its SAR filings to the Fund’s Board and/or management in a timely fashion?

(8)       Does the TA maintain copies of SARs for a five-year period?

(9)       Does the TA have procedures in place to maintain the confidentiality of SAR filings?

☐ Review procedures prohibiting disclosure to persons who are the subject of SARs

☐	Review procedures prohibiting disclosure of the fact that a SAR was filed, other than to law enforcement agencies or securities regulators, such as separation of SAR filings and supporting documentation from other books and records to avoid disclosure

Part Five — Other Compliance Issues

(1)        Does the TA monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file Form 8300s as necessary? (If applicable)

☐ Review sampling of Form 8300

☐ Confirm Form 8300s are being sent to Fund’s management

(2)       Does the TA have procedures in place to ensure compliance with Bank Secrecy Act’s provision that require the Fund to file CMIRs with the Commissioner of Customs when any person physically transports, receives, mails, or ships currency or other monetary instruments into or out of the United States, in aggregate amounts exceeding $10,000 at one time?

(3)       Does the TA review and submit all transactions through OFAC database?

☐ Review OFAC database accessible to AML staff

☐ Review sampling of “hits” from OFAC databases

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☐ Confirm procedures for periodic OFAC updates

☐ Review procedures for reporting information to OFAC

(4)       Does the TA conduct a screening of accounts when it receives a FinCEN request? FinCEN may require the Fund to search their records to determine whether they maintain or have maintained any account for, or have engaged in any transaction with specified individual or entities.

☐ Review FinCEN requests accessible to AML staff

☐ Review sampling of “hits” from FinCEN requests

☐ Confirm procedures for periodic FinCEN request updates

☐ Review procedures for reporting information to FinCEN

(5)       To the extent possible, does the TA have procedures in place for sharing information with other financial institutions about those suspected of terrorism and money laundering?